Exhibit 8.1

600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

June 29, 2010
Apache Corporation
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as counsel to Apache Corporation, a Delaware corporation (“Parent”), in connection with the preparation and filing of Registration Statement No. 333-166964 on Form S-4, as amended (the “Registration Statement”), filed by Parent with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the merger the (“Merger”) of Mariner Energy, Inc., a Delaware corporation (the “Company”), with and into ZMZ Acquisitions LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the Agreement and Plan of Merger dated April 14, 2010 (the “Merger Agreement”) by and among Parent, Merger Sub and the Company.
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the proxy statement/prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, Parent and Merger Sub.
     Subject to the limitations and qualifications stated in the Registration Statement and set forth herein, we hereby confirm the opinion of Andrews Kurth LLP that is attributed to us in the discussion of the United States federal income tax consequences appearing under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” in the proxy statement/prospectus forming part of the Registration Statement (the “Discussion”).
     Our opinion is based upon and conditioned upon the initial and continuing accuracy of the statements, representations and assumptions set forth in the Merger Agreement and the Registration Statement and the oral or written statements and representations of officers and other representatives of the Company, Parent and Merger Sub. Further, we have assumed that the Merger will be consummated as of the date hereof in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, without the waiver of any material condition, and that the Merger will be effective under applicable state law. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact,

Apache Corporation
June 29, 2010

circumstances, or law after such time as the Registration Statement is declared effective. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,

/s/ Andrews Kurth LLP